Exhibit 10.1

$4,000,000.00	August 23, 2011

CONVERTIBLE PROMISSORY NOTE

This Convertible Promissory Note and the securities issuable upon its conversion have not been registered under the Securities Act of 1933, as amended (the “Act”), and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. No such sale or disposition may be effected without an effective registration statement related thereto or an opinion of counsel that such registration is not required under the Act.

FOR VALUE RECEIVED, Dania Entertainment, LLC, a Delaware limited liability company (the “Company”), promises to pay to Lakes Florida Development, LLC, a Minnesota limited liability company (the “Holder”), the principal sum of Four Million Dollars ($4,000,000.00), in lawful money of the United States of America, together with interest thereon as, and under the conditions, set forth herein. This Convertible Promissory Note (this “Note”) is subject to the following terms and conditions:

1. Principal and Interest. The outstanding principal balance of this Note existing from time to time shall accrue interest at a fixed rate equal to two percent (2%) per annum. The entire principal amount of and interest accrued on this Note shall become immediately due and payable in the event of any Event of Default (as defined below).

2. [Intentionally omitted].

3. Prepayment. This Note may be prepaid in part or in full at any time without premium or penalty, but together with all interest accrued on the principal amount so prepaid to the date of such prepayment.

4. Mandatory Conversion.

A. Mandatory Conversion by Holder. Provided that the Company has secured the financing required for it to consummate (“Close”) the transactions contemplated by the Asset Purchase Agreement executed on April 29, 2011 by and among the Company, as purchaser, and The Aragon Group, LLC and Summersport Enterprises, LLC, collectively as seller (the “APA”), the outstanding principal balance and accrued interest on this Note (the “Repayment Amount”) shall be converted in its entirety immediately prior to the Close (such conversion being referred to herein as the “Mandatory Conversion Event”) into fully paid and non-assessable membership interests of the Company, such conversion to be at such rate, and such membership interests to contain the same economic terms and economic rights as are afforded to third party investors under the Offering (as described below), provided that such membership interests into which the Repayment Amount shall so convert shall have full voting and other governance rights regardless of the voting and governance rights afforded to such third party investors.

B. Effect of Holder’s Conversion. The conversion of the Repayment Amount into membership interests of Company shall be effective only as to the conversion of all, but not less than all, of the total Repayment Amount of this Note at the time of Conversion.

C. Mechanics of Conversion. The conversion pursuant to this Section 4 shall occur automatically with no further action on the part of any party. Such conversion shall be deemed to have been effected as of the start of business on the date on which the Close occurs.

5. Additional Provisions Applicable to Conversion. Prior to the conversion of this Note, the Holder shall not be entitled under this Note to any right as a Member of the Company except as may be provided in Exhibit B attached hereto.

6. Event of Default.

A. Definition. Any one of the following occurrences shall constitute an “Event of Default” under this Note:

(i) The entry by a court of competent jurisdiction of a decree or order (i) approving a petition seeking the reorganization of the Company under the Federal bankruptcy laws or any other similar applicable law or statute of the United States of America or any State thereof, or (ii) appointing a trustee or receiver or receivers of the Company or of all or any substantial part of its property upon the application of any creditor in any insolvency or bankruptcy proceeding or other creditor’s suit, and such decree or order shall have continued undischarged and unstated for an aggregate period of 90 days;

(ii) The adjudication of the Company as a bankrupt by a court of competent jurisdiction; or the filing by the Company of a petition in voluntary bankruptcy or the making by it of an assignment for the benefit of creditors or the consenting by it to the appointment of a receiver or receivers of all or any substantial part of the property of the Company; or the filing by the Company of a petition or answer seeking reorganization under the Federal bankruptcy laws or any other similar applicable law or statute of the United States of America or any State thereof; or the filing by the Company of a petition to take advantage of any debtor’s act;

(iii) The adoption of any plan of liquidation, dissolution or winding up of the Company, or the involuntary occurrence thereof; or

(iv) The Mandatory Conversion Event has not occurred on or before the last date by which the Close must occur under the APA, as such date may be extended.

B. Rights of Holder Upon any Event of Default. Upon the happening of any Event of Default, without presentment or other notice or demand or the requirement that any other action be taken by the Holder prior thereto, the entire principal amount of, and accrued interest on this Note shall become immediately due an payable, and the Holder may proceed to protect and enforce its rights under this Note by suit in equity or action at law. No right, power or remedy shall be exclusive, and each right, power or remedy shall be cumulative and in addition to every right, power or remedy now or hereafter available by contract, at law, in equity, or otherwise. Notwithstanding anything provided herein to the contrary, the Holder understands, acknowledges, and agrees that it shall look solely to the Company for repayment of this Note.

7. Additional Agreements.

A. The parties acknowledge Company is in the process of conducting an offering (the “Offering”) of its member interests for capital contributions of at least Sixteen Million Dollars ($16,000,000.00, in addition to the proceeds from this Convertible Promissory Note and contributions from Dania Holdings, LLC of Ten Million Dollars ($10,000,000.00). Holder shall have the right and option to acquire an additional Six Million Dollars ($6,000,000.00) of member interests of Company in the Offering (the “Additional Investment”) which shall contain the same economic terms and economic rights as afforded to third party investors, but shall have full voting and other governance rights regardless of the voting and governance rights afforded to such third party investors. If Holder if it desires to fund some or all of the Additional Investment, such funding shall be made at the same time and in the same manner as third party investors. Holder, in good faith, will maintain communication with Company and inform it of its desire whether to fund or not to fund additional monies to the Company in the Offering.

B. The parties acknowledge the Company has entered into a Development Services and Management Agreement with Lakes Florida Casino Management, LLC, an affiliate of Holder in the form attached hereto as Exhibit “A” (the “Management Agreement”). If Holder fails to fund the entire Additional Investment, Holder or its affiliates shall not have the right to manage the business of Company in accordance with Management Agreement (which may be terminated by Company upon notice), but the Holder and Company shall mutually agree upon the development services which will be provided by the Holder in exchange for the payment at the Close of the APA a development fee of Two Hundred Fifty Thousand Dollars ($250,000.00).

C. In the event Holder and Dania Holdings, LLC (including its affiliates) each contribute Ten Million Dollars ($10,000,000.00) in equity to Company, and the other investors of Company receive non-voting securities of Company, then the Operating Agreement of Company shall provide that Holder and Dania Holdings, LLC shall each be entitled to elect the same number of directors to the board of Company. If Holder and Dania Holdings, LLC (including its affiliates) each contribute Ten Million Dollars ($10,000,000.00) to the Company, but the other investors in the Offering require or receive rights to elect directors to the Company, Holder and Dania Holdings, LLC shall negotiate with each other and the other investors in good faith regarding director representation. In the event Holder should contribute at least Ten Million Dollars ($10,000,000.00) to the Company (including the proceeds of this Convertible Promissory Note), and Dania Holdings, LLC and its affiliates contribute less than Ten Million Dollars ($10,000,000.00), Holder shall be entitled to elect one (1) more director to the board of Company than Dania Holdings, LLC (and its affiliates). In the event Holder should contribute less than Ten Million Dollars ($10,000,000.00) to the Company (including the proceeds of this Convertible Promissory Note), and Dania Holdings, LLC and its affiliates contribute Ten Million Dollars ($10,000,000.00) or more to the Company, Dania Holdings, LLC shall be entitled to elect one (1) more director to the board of Company than Holder.

8. Miscellaneous.

A. No Publicity. On and after the date hereof, the Company covenants and agrees not to issue, without the written consent of the Holder, any press release or other communication of any kind to the press or any other third party that references the Holder’s name.

B. Assignment. Except as set forth in the next succeeding sentence, this Note is not assignable or otherwise transferable by either party hereto without the prior written consent of the other party hereto. Subject to the foregoing, this Note shall be binding upon and shall inure to the benefit of the Company and the Holder and their respective permitted successors and assigns.

C. Survival. Regardless of any investigation made by or on behalf of any party hereto, all representations and warranties contained in this Note shall survive the termination of this Note or its payment in full. All covenants and agreements contained in this Note shall survive in accordance with their terms and, if not expressly stated otherwise, shall survive the termination of this Note or its payment in full.

D. Expenses. Each party to this Note shall pay all of its own costs and expenses relating to the negotiation, execution and delivery of this Note and all actions and transactions contemplated hereby and thereby.

E. Waiver. The Company, for itself and its permitted successors and assigns, hereby (i) waives all valuation and appraisement privileges, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of dishonor, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate, (ii) agrees that it is and shall be directly and primarily liable for the amount of all sums owing and to be owed hereon, and (iii) agrees that this Note and any or all payments coming due hereunder may be extended or renewed from time to time by mutual written consent of the Company and the Holder, without in any way affecting or diminishing the Company’s liability hereunder.

F. Illegality and Severability. In no event shall the amount paid or agreed to be paid hereunder (including all interest and the aggregate of any other amounts taken, reserved or charged pursuant to this Note which, under applicable law, are deemed to constitute interest on the indebtedness evidenced by this Note) exceed the highest lawful rate permissible under applicable law; and if under any circumstances whatsoever, fulfillment of any provision of this Note at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances the Holder should receive as interest an amount which would exceed the highest lawful rate allowable under law, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due under this Note and not to the payment of interest, or if such excess interest exceeds the unpaid balance of principal, the excess shall be refunded to the Company. If any provision of this Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remaining provisions of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

G. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of laws provisions.

H. Jurisdiction. Lender hereby waives any plea of jurisdiction or venue as not having its principal place of business in Broward County, Florida, and hereby specifically authorizes any action brought upon the enforcement of this Note by Lender to be instituted and prosecuted in the state of Federal courts located in Broward County, Florida.

I. Allocation of Payments. All payments made hereunder shall be credited first to accrued interest on the unpaid balance, then to the payment of principal; however, in the event of any default hereunder, Holder may, in its sole discretion, and in such order as it may choose, apply any payment to interest, principal, protection of the collateral securing this Note and/or lawful charges and expenses then accrued.

J. Section and Other Headings. The Section and other headings in this Note are for convenience of reference only and shall not affect the meaning or interpretation of this Note.

K. Counterparts. This Note may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument.

L. Investment Representation. Holder represents and warrants to the Company that:

(i) that it has had an opportunity to ask questions and receive answers from the Company regarding the business, affairs, financial condition and current prospects of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Holder or to which such Holder had access;

(ii) The Company membership interests issuable upon conversion of the Note (the “Securities”), is and will be acquired by Holder for such Holder’s own account for purposes of investment and not with a view to or in connection with the distribution or resale of all or any part thereof, and that such Holder does not have any (1) present intention of selling, transferring, granting any participation in, or otherwise distributing the same, or (2) contract, undertaking, agreement or arrangement with any person or entity to sell, transfer, grant any participation in or otherwise distribute all or any part of the Securities;

(iii) Holder understands that the Securities will not be registered under the Act or applicable state “Blue Sky” laws by reason of specific exemptions therefrom, which exemptions depend upon, among other things, Holder’s representations set forth in this subsection L.;

(iv) Holder (a) has sufficient knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Securities, (b) is able to protect its interests and fend for itself in the transactions contemplated by this Note, (c) has the ability to bear the economic risks of this Note, and (d) has not been organized for the purpose of acquiring the Securities;

(v) Holder is an Accredited Investor;

(vi) Holder understands that the Securities are characterized as “restricted securities” under the Federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Holder represents that it is familiar with Rule 144 of the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act; and

(vii) Holder has all requisite power and authority to enter into this Note and carry out all transactions and other actions contemplated by this Note.

COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT, DOCUMENT OR INSTRUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ACCEPTING THIS NOTE FROM COMPANY.

THIS INSTRUMENT WAS EXECUTED AND DELIVERED OUTSIDE OF THE STATE OF FLORIDA, AND NO FLORIDA DOCUMENTARY TAX IS DUE HEREON IN ACCORDANCE WITH F.A.C. 12B-4.053(34).

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IN WITNESS WHEREOF, the undersigned Company has duly caused this Note to be signed in its name by its duly authorized officer by his or her manual signature as of the date first above written.

DANIA ENTERTAINMENT CENTER, LLC, a Delaware limited liability company

By:	/s/ Harris Friedman
Harris Friedman, its Manager:

AGREED TO AND ACCEPTED:

LAKES FLORIDA DEVELOPMENT, LLC

By:	/s/ Timothy Cope
Name: Timothy Cope, its Manager

STATE OF FLORIDA	)
)
COUNTY OF BROWARD	)

Before me, the undersigned authority, personally appeared Harris Friedman, as Manager of DANIA ENTERTAINMENT CENTER, LLC, who, being duly sworn, deposes and says that he/ has read and executed the foregoing instrument this 23 day of August, 2011.

/s/ Irene Alvarez
Notary Public Irene Alvarez
State of Florida at Large

My Commission expires:

STATE OF MINNESOTA	)
)
COUNTY OF WRIGHT	)

Before me, the undersigned authority, personally appeared Timothy Cope, as Manager of LAKES FLORIDA DEVELOPMENT, LLC, who, being duly sworn, deposes and says that he/ has read and executed the foregoing instrument this 25 day of August, 2011.

/s/ Lisa M. Jolicoeur
Notary Public
State of Minnesota at Large

My Commission expires: 1/31/15

EXHIBIT “A” TO

CONVERTIBLE PROMISSORY NOTE

DEVELOPMENT SERVICES AND MANAGEMENT AGREEMENT

THIS DEVELOPMENT SERVICES AND MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into this 23 day of August, 2011 (“Effective Date”) by and among Dania Entertainment Center, LLC a Florida limited liability company (the “Company”), and Lakes Florida Casino Management, LLC, a Minnesota limited liability company (“Manager”).

RECITALS

A. The Company (acting either on its own or as a holding company) has all legal right, title and interest to own and operate the Casino Facilities, which will conduct gaming activities in accordance with all applicable Legal Requirements.

B. Manager has represented to the Company that it has the managerial and operational capacity and skill to assist in the development and construction of the Casino Facilities and to operate the Casino; and Manager agrees to provide the management expertise necessary to the conducting of successful gaming operations.

C. The Company desires to retain the services of a management company, with knowledge and experience in the gaming industry, to manage and operate its gaming operations at the Casino Facilities.

D. Manager is willing to provide such services, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the hereinafter mutual promises and covenants, and for other good and valuable consideration as set forth herein, the receipt and sufficiency of which are expressly acknowledged, the Company, the Company and Manager agree as follows:

ARTICLE 1

Definitions

1.1 Definitions. As used in this Agreement, the terms listed below shall have the meanings assigned to them:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including the terms controlling, controlled by, or under common control with) means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, partnership or member interests, by contract or otherwise.

“Annual Report” has the meaning ascribed thereto Section 6.4(a).

“Applicable Rate” means a variable annual rate of interest equal to the prime interest rate of Chase Manhattan Bank U.S.A., N.A. (or any successor bank) plus two percent (2%). The Applicable Rate shall change when and as the rate used to determine the Applicable Rate changes

“Approved Budget” has the meaning ascribed thereto in Section 6.1(b).

“Casino” means the gaming operation, including the Jai Alai, located within the Casino Facilities.

“Casino Facilities” means, collectively, the building housing the Casino and Jai Alai stage, hotel, restaurants, showrooms, retail space and other ancillary facilities (both gaming and non-gaming) and all the parking areas, access drives, walkways, and similar improvements appurtenant to and serving such building and the foregoing, together with all Furnishings and Equipment and personal property (whether tangible or intangible) and all other components of the physical plant under Company’s ownership or control (including but not limited to mechanical, electrical, water and sewer systems, but not including components of public utilities which may be located on the premises) used or to be used in connection with the foregoing located on part of the land described on attached Exhibit A, each whether now existing or hereafter constructed or acquired. The Casino Facilities shall not include property which is leased to a third party.

“Company Loan” means any Emergency Loan or Working Capital Loan (as those terms are defined in the Amended and Restated Operating Agreement of Dania Entertainment Center, LLC) made to the Company, which was subsequently loaned to the Casino for the development or operation of the Casino.

“Control Agreements” shall mean all Loan Documents, any other development agreement with local governmental authorities, any ground leases, space leases, license agreements, licenses, equipment leases, service contracts, maintenance agreements, construction contracts, utility contracts, insurance policies, any covenants, restrictions, easements and similar instruments affecting the Casino Facilities or any part thereof, and any other material agreements with other third parties or governmental entities affecting the Casino Facilities or any part thereof.

“Core Positions” means the General Manager and Chief Financial Officer.

“Costs of Operations” means the total amount of all expenses and costs of any kind or nature of operating, maintaining and owning the Casino Facilities in accordance with GAAP, including without limitation:

(i) the cost of all food and beverages sold by the Casino Facilities and of all operating supplies related thereto;

(ii) salaries, wages and other benefits of the Casino Facilities’ personnel, including costs of payroll taxes and employee benefits;

(iii) the cost of all other materials, supplies, goods and services in connection with the operation of the Casino Facilities including, without limitation, utilities, trash removal, office supplies, security and all other services performed by third parties, telephone and data processing equipment and other equipment;

(iv) the cost of repairs to and maintenance of the Casino Facilities that are not required to be capitalized pursuant to GAAP;

(v) insurance and bonding premiums with respect to the Casino Facilities;

(vi) all assessments, water/sewer charges, and other fees and charges payable by or assessed against the Company with respect to the operation of the Casino Facilities;

(vii) legal, consulting, accounting and other fees for professionals for services related to the operation of the Casino Facilities, including but not limited to the cost of annual audits required under Section 6.4 below;

(viii) all expenses payable to the Florida Gaming Commission for oversight and regulation, and any and all other regulatory or oversight expenses payable by the Company;

(ix) all expenses for marketing the Casino Facilities, including all expenses of advertising, sales, and public relations activities;

(x) all promotional allowances, including all items “comped” to customers of the Casino Facilities and described in clause (xv) of the definition of “Revenue Exclusions”;

(xi) all excise, sales, gross receipts, admission, entertainment, tourist or use taxes, and device fees, real estate taxes, ad valorem taxes, personal property taxes, utility taxes and other taxes (as those terms are defined by GAAP), assessments for public improvements, and municipal, county and state license and permit fees; and,

(xii) all rents payable pursuant to any ground lease for the subject property.

Cost of Operations shall not include federal, state, or local income tax payable by the Company or its members and any costs incurred by Manager or its Affiliates that are not expressly reimbursable by the Company pursuant to the terms of this Agreement.

“County” means Broward County, Florida.

“Designated Court” means, collectively, (i) the United States District Court for the Southern District of Florida, (ii) for any dispute with respect to which such court lacks jurisdiction, any circuit or chancery court of competent jurisdiction located within Broward County, Florida, and (iii) in either case, all courts to which an appeal therefrom may be available.

“Development Services” has the meaning ascribed thereto in Section 3.1(a).

“EBITDA” means earnings before interest, taxes, depreciation and amortization, which shall be computed prior to the calculation of the Incentive Fee to Manager of 5%.

“Effective Date” means the date referenced in the pre-amble of this Agreement.

“Employment Laws” means, collectively, any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including the Civil Rights Act of 1870, 42 U.S.C. §1981, the Civil Rights Acts of 1871, 42 U.S.C. §1983 the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., the Rehabilitation Act, 29 U.S.C. §701, et seq., the Americans With Disabilities Act of 1990, 29 U.S.C. §706, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301, et seq., the Equal Pay Act, 29 U.S.C. §201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq., and any regulations promulgated pursuant to such statutes, as amended from time to time, and together with any similar laws now or hereafter enacted, including all rules, regulations and policies imposed by Florida Gaming Law now or in the future concerning employment, such as qualifications and any required certifications, credentialing or licensing of officers, directors, board members and employees.

“Facility Loan” means the financing by the Company, as borrower, for any costs of the development and construction of the Casino Facilities.

“Fiscal Year” means the accounting year used for the operation of the Casino Facilities, which shall be consistent with the accounting year of the Company.

“Florida Gaming Commission” means Division of Pari-Mutuel Wagering of the Department of Business and Professional Regulation,

“Florida Gaming Law” means Chapter 550 Pari-Mutuel Wagering and Chapter 551 Slot Machines, and any amendments, modifications or additions to Florida law concerning gaming activities.

“Furnishings and Equipment” means all fixtures, furniture, and equipment required for the operation of the Casino Facilities in accordance with the standards set forth in this Agreement, including, without limitation:

(i) cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment (including software);

(ii) slot machines, video games of chance, table games, keno equipment and other gaming equipment (including software);

(iii) office furnishings and equipment;

(iv) furniture, fixtures and equipment necessary for the operation of any portion of the Casino Facilities for accessory purposes, including equipment for hotel, showrooms, kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities;

(v) all other signage, trade fixtures, furnishings and equipment now or hereafter located and installed in or about the Casino Facilities which are used in the operation of the Casino Facilities in accordance with the Operating Standard.

“GAAP” means generally accepted accounting principles, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, consistently applied.

“Gaming Laws” means, collectively, the Florida Gaming Law and any other gaming regulations applicable to the Casino.

“Gaming License” means (i) with respect to Manager, collectively, all necessary governmental permits, approvals, consents and licenses/certifications which Manager may be required to obtain and maintain under any Gaming Laws, as amended, from time to time, or under this Agreement in connection with the operation of the Casino, and (ii) with respect to the Company, collectively, all other necessary governmental permits, approvals, consents and licenses/certifications which the Company may be required to obtain and maintain under any Gaming Laws, as amended, from time to time (subject to the terms of this Agreement regarding Manager’s responsibilities), in connection with the operation of the Casino.

“Governmental Authority(ies)” means the United States, the State of Florida, the County and any governmental court, agency, department, commission, board, bureau or instrumentality of the foregoing and any quasi-governmental authority (including sewer district, storm water management district or tollway authority), but only to the extent it has legal jurisdiction over gaming at the Casino Facilities, the operation of the Casino, or the obligations of the Company or the Manager under this Agreement or any other Control Agreement.

“Legal Requirements” means any and all present and future judicial, administrative, and federal, state or local rulings or decisions, and any and all present and future federal, state or local ordinances, rules, regulations, permits, licenses and certificates, in any way applicable to the Company, the Manager, or the Casino Facilities, including the Gaming Laws and Employment Laws.

“Lender” means any third party who makes the Facility Loan or any other loan to the Company.

“Loan Documents” shall mean any and all notes or other instruments of indebtedness with regard to the Casino Facilities or the Company (including the Facility Loan, if any), and any mortgages, deeds of trust, loan agreements, credit agreements, security instruments, environmental indemnities or other loan documents executed in connection therewith.

“Manager IP” has the meaning ascribed thereto in Section 2.5(b).

“Manager Parent” means Lakes Entertainment, Inc.

“Management Fees” has the meaning ascribed thereto in Section 6.3(b).

“Material Breach” has the meaning ascribed thereto in Section 7.1(c) and Section 7.1(d).

“Opening Date” means the first day that all or any part of the Casino Facilities is open to the public. Manager and the Company agree that the project schedule shall include the anticipated Opening Date and that, upon the written request of the Company, the Company and the Manager shall execute and deliver written confirmation of the actual Opening Date.

“Operating Standard” has the meaning ascribed thereto in Section 3.1(d).

“Person” means any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, instrumentality, firm, joint venture, Governmental Authority, or otherwise.

“Player Lists” means and includes any documents or records (and any copies thereof), electronic or otherwise, including any player lists developed as part of a player’s club, similar promotional or incentive program, tracking system or otherwise and any documents or records maintained solely for security purposes, created by or upon the request of Manager, any Affiliate of Manager, the Company, or any Affiliate of the Company containing any information whatsoever concerning the players, customers, visitors or other individuals participating in the gaming operations or other operations of the Casino, together with the information contained therein or otherwise known or developed by Manager or the Company (or any of their respective Affiliates and any of their respective Employees) in connection with the Casino, which documents and records and information, shall be and remain, at all times, the sole property of the Company.

“Pre-Opening Period” means the time period prior to the Opening Date.

“Project Budget” means the budget for the construction and development of the Casino Facilities.

“Project Employee Policies” has the meaning ascribed thereto in Section 4.2.

“Proposed Budget” has the meaning ascribed thereto in Section 6.1(b).

“Revenue Exclusions” means, collectively, any and all (i) gratuities to employees of the Casino Facilities paid directly by the player or included as a service charge; (ii) amounts paid to or revenues generated by third parties in connection with catering inside or outside the Casino Facilities (including rental of equipment or other personal property); (iii) sales taxes, excise taxes, gross receipts taxes, admission taxes, entertainment taxes, tourist taxes, use taxes or similar impositions collected directly from players, customers, tenants, licensees or concessionaires or included as part of the sales price of any goods or services and remitted to the appropriate taxing authorities in the amount collected; (iv) accounts receivable written off as uncollectible, except to the extent amounts are subsequently collected or are recovered by the sale of such accounts or otherwise; (v) proceeds of insurance (other than (A) business interruption insurance proceeds received by the Company after deducting therefrom all expenses incurred in the adjustment or collection thereof and (B) any insurance proceeds received by the Company to reimburse it for any Costs of Operations actually incurred); (vi) proceeds of awards received in condemnation (other than compensation received by the Company for loss of business to the extent attributable to the period in question after deducting therefrom all expenses incurred in obtaining such compensation); (vii) proceeds of the sale or disposition of the Casino Facilities or any portion thereof or any capital assets or of the refinancing of the Casino Facilities or any portion thereof; (viii) amounts reimbursed by the Company to Manager or otherwise advanced and deposited into a general operating account or other bank accounts used for the operation of the Casino Facilities; (ix) interest earned on any amounts deposited into any such bank accounts; any security deposits or similar deposits (except as applied or forfeited); (x) credits or refunds to players, customers, tenants, licensees or concessionaires; (xi) any discounts to players for goods or services provided; (xii) any gain or loss on the extinguishment of debt or any gain or loss on the sale of an asset not in the ordinary course of business or other extraordinary items; (xiii) all revenues and expenses that would be classified as non-operating for purposes of GAAP; (xiv) revenues of tenants, licensees and concessionaires from their respective business operations at the Casino Facilities (other than any portion thereof received by the Company in the form of rents and fees pursuant to their respective leases, licenses and concession agreements); (xv) complimentary services, items, goods, promotions, credits or discounts provided to any player, any permitted or awarded “free play” and credits, coupons and vouchers issued for redemption by a player for use at the Casino; and (xvi) amounts paid by unrelated third-party tenants of the Casino Facility.

“State” means the State of Florida.

“Surviving Obligations” means, collectively, (i) the obligation of Manager to pay to the Company any amounts under this Agreement which accrued prior to the date of the expiration or earlier termination of this Agreement, (ii) the obligation of the Company to pay to Manager any amounts under this Agreement (including any Management Fees) which accrued prior to the date of the expiration or earlier termination of this Agreement, and (iii) any other obligations set forth herein that expressly survive the expiration or earlier termination of this Agreement.

“Terminating Party” has the meaning ascribed thereto Section 7.1(a).

“Termination Report” has the meaning ascribed thereto Section 6.4(b).

“Total Revenues” means all revenues (excluding the Revenue Exclusions and any non-cash items) received by the Company from the operation of the Casino Facilities in accordance with GAAP.

“Working Capital” means cash and receivables.

1.2 Other Interpretive Provisions.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(c) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, subject to applicable Legal Requirements, if any, (ii) any reference herein to any Person shall be construed to include such Person’s successors, personal representatives, heirs and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement (including in the Exhibits hereto), shall be construed to refer this Agreement in its entirety and not to any particular provision thereof, (iv) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(d) All recitals above and all Exhibits referenced herein are incorporated herein by this reference.

(e) No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

ARTICLE 2

Casino Site Selection; Construction

2.1 Casino Site Selection. The Casino Facilities shall be constructed on the land described in Exhibit A.

2.2 Development Services. Manager and the Company agree that Manager shall provide certain development services as set forth in the terms and conditions of Exhibit B attached hereto.

2.3 Furnishings and Equipment. Manager shall consult with and advise the Company with respect to the procurement and purchase of Furnishings and Equipment required to operate the Casino Facilities in conformity with the Operating Standard and the terms and conditions of this Agreement, subject to compliance with the Project Budget.

2.4 Advances for Costs of Construction. Nothing herein contained shall obligate Manager to arrange for a Lender to advance any costs of the construction of the Casino Facilities, or make advances directly to the Company, for payment of any item not included in or in an amount in excess of the Project Budget.

2.5 Title to Facility; Other Assets.

(a) The Furnishings and Equipment, and all related improvements and assets shall be the sole and exclusive property of the Company.

(b) During the term of this Agreement, the Casino Facilities shall at all times be known as, operated, and promoted under a name selected by the Company. The Company shall control the use of the Casino Facilities name and any use of the Casino Facilities name shall inure to the benefit of the Company. In addition, the Company shall control and have all right, title, and interest in the Casino Facilities name and in any other names, concepts or other forms of intellectual property (including but not limited to game and systems licenses and software, Player Lists and related information, internal casino controls, developed game concepts, systems or other gaming or administrative improvement rights) to be used, or actually used, or associated with the Casino Facilities, or any part thereof and any use shall inure to the benefit of the Company. The Company shall have the unlimited right to exploit these names, concepts and other forms of intellectual property, now or hereafter, solely in connection with the Casino Facilities. Manager hereby releases any rights, including trademark and copyright, in and to all of the names, concepts and other forms of intellectual property to be (or which may be developed to be) used, actually used, or associated with the Casino Facilities. Notwithstanding anything herein to the contrary, Manager shall retain all right, title and interest in any intellectual property used in connection with the Casino Facilities and developed by Manager (a) prior to the Effective Date, or (b) for use in its ordinary and customary business operations and not specifically for use in connection with the Casino Facilities (the “Manager IP”). Manager hereby grants to Company a perpetual, nonexclusive, royalty-free license to use the Manager IP (including any employee manuals, employee training systems and materials) in connection with the Casino Facilities.

(c) Manager shall do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Section 2.5, as the Company shall reasonably require from time to time

ARTICLE 3

Authority and Duty of Manager

3.1 Appointment and Operating Standard.

(a) Manager shall be deemed to be an independent contractor to the Company for all purposes under this agreement including but not limited to providing the services described in Section 2.2 hereof and the attached Exhibit B referenced therein (the “Development Services”) and Manager shall not be the agent of the Company and shall not have authority to act on behalf of the Company except and only to the extent specifically so provided for in this Agreement.

(b) Subject to Section 3.1(a) above, the Company hereby appoints the Manager as agent for and on account of the Company during the term of this Agreement for purposes of providing the services and fulfilling the obligations required of Manager under this Agreement, subject to the terms and conditions hereof. Manager accepts such appointment as the manager of the Casino Facilities for the term of this Agreement on and subject to the terms and conditions set forth herein and agrees to manage the Casino Facilities, providing such services as are set forth herein and such additional services as may be customarily provided by operators of other gaming facilities of similar size and scope.

(c) In connection with such appointment, the Manager is hereby granted the necessary power and authority to act in order to fulfill all of its responsibilities under this Agreement, subject to the terms of this Agreement and subject to obtaining the Company’s approval as and when required under the terms and conditions of this Agreement. Without limiting the generality of the foregoing, subject in each case to obtaining the Company’s approval, the Manager shall have, and the Company does hereby grant to the Manager, the power and authority, as agent for the Company, to exercise the rights of the Company under and to execute, amend or otherwise modify any contracts associated with the operation of the Casino Facilities, including, without limitation, purchase orders, equipment and retail leases, and contracts for utilities, maintenance and repair services, and other services relating to the operation of the Casino Facilities.

(d) Manager agrees to provide the Development Services and to manage the Casino Facilities in accordance with the “Operating Standard”, which is defined as follows: (i)(A) in a commercially reasonable, prudent, diligent and professional and workmanlike manner and (B) at least at a level of service, operation and quality generally associated with Casino Facilities similar in size and scope and geographical location to the Casino Facilities, (ii) in accordance with the terms and conditions of this Agreement and in conformity in all material respects with the then current Approved Budget, (iii) in accordance with the requirements of any carrier having insurance on the Casino Facilities or any part thereof, (iv) in compliance with all Legal Requirements, including all reporting, security, systems and other requirements imposed by the Florida Gaming Commission, or any other governmental agency with jurisdiction over the Casino Facilities, and (v) in a manner reasonably expected to protect and preserve the assets that comprise the Casino Facilities. In its capacity, Manager shall deal at arm’s length with all third parties and its Affiliates and the Affiliates of the Company. Manager may not enter into agreements with Affiliates of Manager without the prior written consent of the Company (and, in such event, Manager shall have advised the Company of the contracting party’s status as an Affiliate of Manager).

(e) The duties and authorities of the Manager shall be subject to the Control Agreements.

3.2 Limitations on Power and Authority.

(a) The exercise by the Manager of its power and authority granted pursuant to Section 3.1(b) as the Company’s agent shall be limited as provided in this Section 3.2 and in the budget provisions of Article 6.

(b) Notwithstanding its appointment as the Company’s agent pursuant to Section 3.1(b):

(i) The Manager shall have no power or authority to act for or represent the Company except as specified in this Agreement.

(ii) The Manager shall have no power or authority to exercise the rights of the Company under or to execute, amend or otherwise modify this Agreement on behalf of the Company, and the Company shall retain the sole and exclusive such power and authority with respect to this Agreement.

(iii) Except as stated herein, the Manager shall have no power or authority, without the prior written approval of the Company in each instance unless the specific transaction is described in the Approved Budget approved in writing by the Company, to (A) incur costs which are in excess of the expenditures to be agreed upon in the Approved Budget, (B) sell, encumber or otherwise dispose of any Furnishings and Equipment or other personal property located in the Casino Facilities, except for inventory sold in the regular course of business and other items which must be replaced due to age, obsolescence, or wear and tear, subject to the Approved Budget, or (C) subject to the Approved Budget, purchase any Furnishings and Equipment or other personal property or services from the Manager or any Affiliate of the Manager, if such purchase is to be included as a Cost of Operations, unless such arrangement is specifically approved in writing by the Company.

(c) Except as specifically authorized in this Article 3, the Manager shall not hold itself out to any third party as the agent or representative of the Company.

3.3 Overall Responsibilities.

(a) The Manager’s responsibilities shall include, among other things, maintenance and improvement of the Casino Facilities and management of the Casino Facilities, provided that all such responsibilities shall be carried out in accordance with the Operating Standard. The Manager shall conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Casino Facilities, including the establishment of operating days and hours, it being understood that the Company and the Manager intend that the Casino Facilities will be open 24 hours daily, seven days a week, in accordance with the Operating Standard.

(b) Without limiting the generality of the foregoing, the Manager’s responsibilities and duties under this Agreement shall include the following:

(i) The Manager shall use reasonable measures for the orderly physical administration, management, and operation of the Casino Facilities;

(ii) The Manager shall comply with all applicable provisions of the Internal Revenue Code, including the prompt filing of any cash transaction reports and W-2G reports that may be required by the Internal Revenue Service of the United States;

3.4 Compliance with Laws.

(a) In managing the Casino Facilities, the Manager shall comply with all Legal Requirements. The Company agrees to cooperate with the Manager and aid the Manager in ensuring compliance with all such Legal Requirements. Subject to the Approved Budget or subject to the approval of the Company as to an unbudgeted expenditure, Manager shall promptly remedy any violation of any such laws, rules, regulations, ordinances, compacts or other agreements which comes to its attention and shall give written notice to the Company in the event that Manager or any Affiliate of Manager receives any notice issued by the applicable governmental authorities pursuant to the Gaming Laws which threatens suspension or revocation of the Company’s license or may be reasonably interpreted to prevent Manager from fulfilling its duties under this Agreement. Manager shall also promptly give written notice to the Company in the event that Manager or any Affiliate of Manager receives any notice (written or oral) from any governmental authority relating to any of the other gaming facilities Manager manages with regard to compliance (or lack thereof) with any laws, regulations, orders, compacts, permits, licenses, rules or contracts or agreements regulating, authorizing or otherwise applicable to gaming operations (including the ability to conduct such operations).

(b) The Company agrees to cooperate with the Manager and the Manager agrees to take all appropriate steps and execute all appropriate applications and documents to obtain all licenses, approvals and permits required in connection with the Casino Facilities, including all necessary approvals of Governmental Authorities of this Agreement and all liquor licenses for the contemplated beverage operations at the Casino Facilities.

3.5 Security. The Manager shall provide for appropriate security for the operation of the Casino Facilities in accordance with the Approved Budget. Upon agreement of the Company and the Manager, any security officer may be bonded and insured in an amount commensurate with his or her enforcement duties and obligations. The cost of any charge for security and increased public safety services will constitute a Cost of Operations.

3.6 Accounting, Financial Records, and Audits.

(a) The Manager shall maintain full and accurate records and books of account for operations of gaming activities and related ancillary operations managed by the Manager and shall be made available for immediate inspection and verification at all times. In addition, Manager shall not, at any time, prevent or hinder the Company’s access to all gaming machines and related systems and system-produced gaming machine financial reports for any applicable period (Manager shall, in addition, provide such reports promptly upon request of the Company). The books and records and all other records relating to or reflecting the operation of the Casino Facilities shall at all times be the property of the Company. Upon any termination of this Agreement, all of such books and records forthwith shall be turned over to the Company so as to insure the orderly continuance of the operation of the Casino Facilities. The Company shall be responsible for filing with the IRS all required year-end income tax returns, and Manager shall cooperate with and provide information requested by the Company’s accountants in regard to the preparation by such accountants and filing by the Company of such tax returns and any other income or other tax returns required by any governmental authority.

(b) During the Pre-Opening Period, the Manager shall establish (subject to the Company’s approval) and maintain satisfactory accounting systems and procedures that shall, at a minimum:

(i) include an adequate system of internal accounting controls;

(ii) permit the preparation of financial statements in accordance with GAAP;

(iii) be susceptible to audit;

(iv) permit the calculation of the Management Fees; and

(v) provide for the allocation of operating expenses or overhead expenses among the Company, the Manager and any other user of shared facilities or services.

The system of internal accounting controls will require the maintenance of records that, in reasonable detail: (w) accurately and fairly reflect the transactions and dispositions of the assets of the Casino Facilities; (x) provide reasonable assurance that gaming transactions are recorded as necessary to permit preparation of Casino Facilities financial statements in accordance with GAAP, and receipts and expenditures of the Casino Facilities are being made only in accordance with authorizations of Casino Facilities management; (y) provide reasonable assurance regarding prevention or untimely detection of unauthorized acquisition, use or disposition of the Casino Facilities’ assets that could have a material effect on the Casino Facilities’ financial statements; and (z) provide reasonable assurance of continued compliance with the terms and conditions of all Control Agreements. Supporting records and the agreed upon accounting system shall be sufficiently detailed to permit the calculation and payment of the Management Fees and to permit the performance of any fee or contribution computations required under applicable laws or regulations. Manager shall promptly caused to be corrected any weaknesses in internal controls or errors in recordkeeping upon discovery.

(c) Total Revenues and other income and revenue of every kind resulting from the operation of the Casino Facilities will be calculated by the Manager for purposes of distribution daily and distribution monthly, as the case may be, in accordance with Section 6.3 and copies of such calculations shall be promptly supplied to the Company as required by Section 6.2.

(d) All records shall be maintained so as to permit the preparation of financial statements in accordance with GAAP. The Manager shall furnish to the Company monthly financial reports in accordance with Section 6.2. Such reports shall provide reasonable detail as requested by the Company with respect to revenues and expenses of each profit center of the Casino Facilities. The Manager shall make, or cause to be made, any reports or presentations to the Company as are requested, including any reports as may be required by the Lender or any Governmental Authorities. In connection therewith, Manager shall provide, or cause to be provided, to the Company, upon request, copies of (i) bank statements, bank deposit slips and bank reconciliations, (ii) detailed cash receipts and disbursement records, (iii) detailed trial balance (if available), (iv) paid invoices, (v) summaries of adjusting journal entries, (vi) supporting documentation for payroll, payroll taxes and employee benefits, and (vii) all other financial reports and/or information reasonably requested by the Company.

3.7. Cash Monitoring. The Manager will promulgate (subject to the Company’s approval), and all parties and their respective employees, agents, and representatives will obey, operational policies with respect to the handling of cash, security systems, and access to cash cage, counting rooms, and other places where cash is kept and handled. For purposes of this Agreement, cash shall include tokens, coupons, chips and other items which can be converted to cash by customers. Manager shall not, at any time, prevent or hinder authorized personnel of the Company in monitoring and investigating systems for cash management implemented by the Manager and to verify daily revenues and all other revenues and income of any kind and nature of the Casino Facilities.

3.8 Bank Accounts, Reserve Funds and Permitted Investments.

(a) Subject to the terms of the Control Agreements, the Company shall create an account or accounts at a commercial bank that is organized under the laws of the United States of America or any state thereof, and is a member of the Federal Deposit Insurance Corporation. Manager shall deposit, or cause to be deposited, daily all revenues into such accounts. The Manager, with the approval of the Company, shall also establish other segregated bank accounts for use in connection with the operation of the Casino Facilities (collectively, the “Project Accounts”), each of which must indicate the custodial nature of the accounts. The Company shall have the right to control such accounts and to authorize deposits and withdrawals of any size, with regard thereto. The signatures of authorized representatives of the Manager shall be the only signatures required to make withdrawals (by check or otherwise) from such accounts for single withdrawals of less than $500,000.00, provided that the monies withdrawn by the Manager are to be used only in accordance with the Approved Budget and only for the purposes set forth herein. If the amount of any single withdrawal exceeds $500,000 (excluding amounts to be applied to payouts and prizes, transfers to any designated payroll accounts, taxes, cash for day-to-day operational purposes, or Management Fees), then the signature of the Company’s designated representative will also be required.

(b) Unless instructed otherwise by the Company, Manager agrees that it shall make, or cause to be made, timely transfers from the account or accounts established pursuant to Section 3.8(a) of all funds needed to pay Costs of Operations and disbursements required pursuant to Section 6.3.

3.9 Enforcement of Rights.

(a) During the term of this Agreement, except as otherwise provided in Section 3.9(b), the Company and the Manager shall mutually agree with respect to the handling of the defense, prosecution or settlement of civil disputes with third parties relating to gaming and other management activities conducted or contracts executed by the Manager, as agent for the Company. The parties will assist and cooperate with each other with respect to such third-party claims and disputes. All uninsured liabilities incurred or expenses incurred by the Company and the Manager or any of the employees, officers or directors of any party in defending such claims by third parties or prosecuting claims against third parties shall be considered either Costs of Gaming Operations or Costs of Ancillary Operations, depending upon the circumstances and nature of the claim.

(b) All claims brought against the Company or the Manager or any of the employees, officers or directors of any party arising out of or relating to gaming or other ancillary operations conducted pursuant to this Agreement that may be settled and released for a total settlement amount of less than $100,000 may be paid and settled by the Manager on behalf of the Company or the Manager in accordance with the Manager’s good faith business judgment.

3.10 Fire and Safety Services. The Manager shall be responsible for obtaining adequate coverage for fire and safety services and may, in its discretion, have such services provided on a contractual basis by the local fire and police departments, provided the costs of such services are in accordance with the Approved Budget.

3.11 Timely Payment of Costs of Operations. The Manager shall be responsible for paying, or causing to be paid, Costs of Operations on behalf of the Company from the general operating account or the Project Accounts, pursuant to procedures approved by Manager, so as to avoid any late-payment penalties (except those incurred as a result of good faith payment disputes) to the extent funds of the Casino Facilities are available in accordance with the Approved Budget; provided, however, that payment of all such Costs of Operations shall be solely the legal responsibility of the Company, subject to the terms and conditions of this Agreement. Manager agrees that in the event Costs of Operations are in excess of funds of the Casino Facilities, it shall promptly notify Company of such deficiency.

3.12 Acquisition of Gaming and Other Equipment. Subject to the provisions of Section 2.3 and 3.21 hereof, all acquisitions of Furnishings and Equipment for the Casino Facilities shall be purchased by the Manager as agent for the Company in accordance with the Approved Budget, for on behalf of the Casino Facilities on a cash on delivery basis, unless otherwise directed by the Company.

3.13 Hours of Operation. The Manager shall be responsible for the establishment of operating days and hours. It is intended that the Casino Facilities shall be operated seven days per week and twenty-four hours per day, subject to any restrictions in the Legal Requirements.

3.14 Access to Operations. Manager shall not take any action to block or hinder immediate access by the Company’s designated representative to (i) the Casino Facilities, including gaming machine and table software, for inspection and generation of reports on payouts and operations, (ii) reports of all gaming machine and gaming table software’s compliance with the Gaming Laws, and (iii) all books and records relating to the Casino Facilities.

3.15 Increased Public Safety Services. Increased actual costs of law enforcement and police protection services required as a result of gaming activities in the Casino shall be paid as Costs of Operations in accordance with the Approved Budget.

3.16 Advertising. The Manager shall contract for and place advertising in accordance with the Approved Budget. Advertising costs will be included in the operating budgets prepared in accordance with Article 6.

3.17 Certain Meetings. To facilitate oversight of the activities conducted pursuant to this Agreement and to maintain communication generally between the individuals who will be involved in supervising those activities, the Company or its designated representative and the Manager’s principal individuals will meet at least quarterly (or more often if requested by the Company) to review operations of the Casino Facilities and any current issues pertaining thereto.

3.18 Maintenance. The Manager will cause the Casino Facilities to be repaired and maintained and operated in a clean, good and orderly condition, including interior and exterior cleaning, painting and decorating, plumbing, carpentry, grounds and landscaping maintenance, snow and ice removal and such other maintenance and repair work as may be desirable. Repairs and maintenance will be paid in accordance with the Approved Budget as Costs of Operations. Notwithstanding anything to the contrary contained in this Section, Manager shall not perform the foregoing services with respect to any repairs or improvements to the Casino Facilities, unless (a) the expenditure thereunder is provided for in the Approved Budget, or (b) such repair or improvement is otherwise agreed to in writing by the Company. In addition, notwithstanding the Approved Budget, the Company may, from time to time, make such alterations, additions or improvements (including structural changes) to the Casino Facilities and cause Furnishings and Equipment to be changed, upgraded, replaced or added, as the Company deems to be desirable and all as Costs of the Operations, and Manager shall cooperate with the Company in such regard.

3.19 Term. This Agreement shall become effective on the Effective Date and will remain effective until terminated under Article 7 herein.

3.20 Representatives. To the extent any authorization, consent or other approval of the Company is required under this Agreement and the Company shall have provided to the Manager a resolution naming any individual or individuals authorized to represent the Company for purposes of any such authorization, consent or other approval, the Manager, absent actual knowledge that such individual or individuals are not so authorized, shall be entitled to rely on all decisions, authorizations, consents, and approvals provided by such individual or individuals so named until such time as the Company shall deliver to the Manager an additional resolution revoking or otherwise modifying such authority. To the extent any authorization, consent or other approval of Manager is required under this Agreement and Manager shall have provided to the Company a resolution naming any individual or individuals authorized to represent Manager for purposes of any such authorization, consent or other approval, the Company, absent actual knowledge that such individual or individuals are not so authorized, shall be entitled to rely on all decisions, authorizations, consents, and approvals provided by such individual or individuals so named until such time as Manager shall deliver to the Company an additional resolution revoking or otherwise modifying such authority.

3.21 Service Contracts; Purchase Orders. Manager shall assist, consult and advise the Company in the negotiation of service contracts and leases for Furnishings and Equipment reasonably necessary or desirable in connection with the operation of the Casino Facilities in the usual course of business, pursuant to the Approved Budget. Manager shall assist, consult and advise the Company with respect to the purchase of all Furnishings and Equipment which in the normal course of business are necessary and proper to maintain the Casino Facilities in accordance with the Operating Standard.

3.22 Taxes; Mortgages. Manager shall, if and when requested by the Company to do so, (i) obtain and verify bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Casino Facilities, and pay such items in accordance with the Approved Budget in time to avoid penalty for late payment and (ii) make payments on account of any applicable provision of any Control Agreement and the amounts of such projected expenditures shall be included in the Approved Budget. Manager’s responsibility for the foregoing shall be limited to funds authorized in the Approved Budget and available in the general operating account.

ARTICLE 4

Personnel Matters

4.1 Employees.

(a) All employees involved with operation of the Casino Facilities throughout the Casino Facilities subject to management by the Manager under this Agreement shall be employees of the Company. The Manager shall be responsible for (i) making recommendations to the Company as to the hiring, training, promoting, supervising and firing of all employees and (ii) training employees in Core Positions, in each case as may be required to maintain the standard of quality of management and operation at the level consistent with the Operating Standard, in accordance with Employment Laws and Project Employee Policies; provided, however, notwithstanding the foregoing, the employment, advancement and termination of employees in any of the Core Positions shall be subject to the mutual approval of the Company and Manager. Prior to making a recommendation as to the hiring of any employees in any of the Core Positions, Manager shall deliver to the Company the candidate’s resume and any other information reasonably requested by the Company, including background check information, and shall provide the Company with an opportunity to interview such person, if requested by the Company. With regard to any requests for approvals concerning employees, the Company shall use reasonable efforts to respond promptly.

(b) All salaries, wages, employee insurance, worker compensation premiums, employment taxes, government exactions of any kind related to employment, benefits, and overhead related to the hiring, supervising, and discharge of employees, will be Costs of Operations, in accordance with and subject to the Approved Budget.

(c) Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify and hold harmless Manager for any and all claims, demands, obligations or liabilities, including reasonable attorneys’ fees, that may arise against Manager from or as a result of actions, inactions, or decisions made by the Company in connection with any personnel matters.

4.2 Project Employee Policies. The Manager shall prepare a draft of personnel policies and procedures (the “Project Employee Policies”), including a job classification system with salary levels and scales and job descriptions (including duties), in accordance with all applicable Employment Laws and Gaming Laws, which policies and procedures shall be subject to approval by the Company. The Project Employee Policies shall include a grievance procedure in order to establish fair and uniform standards for the Casino Facilities employees, which will include procedures for the resolution of disputes between the Casino Facilities and Project employees. The Manager shall be responsible for administering the Project Employee Policies. Manager will not discriminate against any employee or applicant for employment because of race, creed, color, sex, age, or national origin nor violate any applicable law, regulation or local ordinance governing employer obligations.

4.3 Employee Background Checks. Manager shall be responsible for ensuring that a background investigation is conducted in compliance with all Legal Requirements including Employment Laws, to the extent applicable, on each applicant for employment as soon as reasonably practicable. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of gaming activities, or to the gaming licenses of the Manager or the Casino, or to create or enhance the dangers of unsuitable, unfair, or illegal practices and methods and activities in the conduct of casino gaming activities, shall knowingly be recommended for employment by Manager or be employed by the Company. The background investigation procedures shall be formulated by the Manager so as to ensure that personnel meet all applicable regulatory requirements imposed by the Florida Gaming Commission and to satisfy all Gaming Laws. Any cost associated with obtaining such background investigations shall constitute a Cost of Operations subject to the Approved Budget.

ARTICLE 5

Insurance

5.1 Duty to Maintain. The Company (or the Manager, acting as agent for the Company, at the Company’s sole discretion), shall obtain and maintain, in accordance with and subject to the Approved Budget, insurance coverages in forms and amounts consistent with comparable facilities that will adequately protect the Company and the Manager, but in no case less than the amounts set forth in this Article, or as required by any Lender requirements, Legal Requirements or Control Agreements, including the following coverages:

(a) Workers’ Compensation. Adequate workers’ compensation insurance in accordance with all applicable laws, including employer’s liability insurance, in amounts consistent with comparable facilities.

(b) Commercial General Liability. Commercial general liability insurance covering operations of the Casino Facilities, including blanket contractual liability coverage, broad form property liability coverage, and personal injury coverage in a minimum amount of $1,000,000 per person/$3,000,000 per occurrence for bodily injury and $1,000,000 per person/$3,000,000 per occurrence for property damage, with a maximum aggregate of $5,000,000.

(c) Automobile. Comprehensive automobile liability insurance covering operations of the Casino Facilities, including all owned, hired and non-owned automobiles, trucks, buses, trailers, motorcycles or other equipment licensed for highway use with limits and coverage consistent with comparable facilities.

(d) Property Insurance. Replacement value all-risk casualty and extended hazard insurance in coverage amounts consistent with comparable facilities that shall insure the Casino Facilities and any fixtures, improvements and contents located therein against loss or damage by fire, theft and vandalism.

(e) Fidelity Bond. Fidelity bonds on Casino Facilities employees in amounts consistent with comparable facilities.

(f) Unemployment Insurance. Unemployment compensation/disability insurance with respect to the Casino Facilities employees in amounts consistent with comparable facilities.

(g) Professional Liability Insurance. Adequate professional liability insurance that covers the acts of the senior management of the Company, Casino Facilities and Manager.

(h) Employment Practice Liability. Employment practice liability insurance in amounts consistent with comparable facilities.

In the event there is any disagreement between Company and Manager over the amount of coverage limitations to be obtained under the provisions of this section, the decision of Company shall control.

5.2 The Manager to be Additional Insured. Insurance policies referred to in Sections 5.1(b) and (c) shall name the Manager as an additional insured.

5.3 Evidence of Insurance. From time to time as reasonably requested by the Company, the Manager shall supply to the Company and any necessary Governmental Authorities copies of the insurance policies required by this Article applicable to the Casino Facilities.

5.4 Insurance Proceeds. The Company shall have sole discretion to determine how to apply any insurance proceeds received with respect to the Casino Facilities, subject only to the terms and conditions of the Control Agreements; provided, however, that if there is any insurance recovery for a claim related to the operation of the Casino Facilities for which either the Company or the Manager has previously paid from its own separate funds, then, to the extent of amounts paid by either of such parties, the insurance proceeds will be paid over to them and the balance shall be retained by the Company.

ARTICLE 6

Budgets, Operating Plans, Compensation and Reimbursement

6.1 Projections and Budgets.

(a) Within sixty (60) days following Manager’s receipt of the project budget relating to the development and construction of the Casino Facilities, the Manager shall use its best efforts to project expected revenues and expenses for the first two (2) years of the Manager’s operation of the Casino Facilities.

(b) The Manager shall prepare an initial operating budget for the first Fiscal Year of Casino Facilities operations under its management pursuant to this Agreement and submit the same to the Company for approval by the Company at least sixty (60) days prior to the anticipated Opening Date. Annual operating budgets shall be submitted by the Manager to the Company thereafter by no later than thirty (30) days prior to the commencement of the next Fiscal Year. The proposed initial operating budget and each subsequent proposed annual operating budget (the “Proposed Budget”) shall be subject to approval or disapproval by the Company within 30 days after receipt, such approval not to be unreasonably withheld. The Proposed Budget shall (i) set forth an estimated projection of all income and expenses for the ensuing Fiscal Year, projected revenue and miscellaneous income, and (ii) be prepared based on the best then current information available to Manager and although not intended to be a guarantee thereof, shall constitute Manager’s best efforts to accurately project levels of revenue and expenditures. Manager shall review the Proposed Budget with the Company. The Company may approve or disapprove of any item on the Proposed Budget. Upon approval by the Company, the Proposed Budget, as and to the extent revised during the review process, shall become the budget for the next full or partial Fiscal Year, as the case may be (together with the maintenance capital expenditure budget approved by the Company under Section 6.1(d) below for the same period, collectively, the “Approved Budget”). The Proposed Budget, as well as the Approved Budget shall provide for reserves if and to the extent required under any of the Control Agreements or otherwise directed by the Company. The Company and the Manager recognize that adjustments may be proposed by Manager and, if approved by the Company, made, to previously Approved Budget from time to time during any Fiscal Year, to reflect the impact of unforeseen circumstances, financial constraints, or other events. The Manager agrees to promptly inform the Company regarding any items of revenue or expense that are reasonably anticipated to cause a material change in the Cost of Operations or the performance of the Casino Facilities not in keeping with the Approved Budget. The Manager shall operate the Casino Facilities and make expenditures in connection therewith in accordance with the Approved Budget. In the event the Company does not approve the Proposed Budget before commencement of the Fiscal Year, the Approved Budget for the prior Fiscal Year shall be deemed to be in effect for that Fiscal Year until such time as the Company approves the Proposed Budget.

(c) Manager shall monitor the Approved Budget throughout the Fiscal Year and shall meet (on-site or by telephone) not less than one (1) time per calendar month with the Company for purposes of reviewing Casino Facilities operations and to make any revisions to the Approved Budget as may be required by the Company to maintain or improve profits and margins as originally budgeted and projected. In addition, upon the request of either party, from time to time, the other party shall meet (on-site or by telephone) with the requesting party to review and discuss the status of the Approved Budget as compared to the actual income and expenses of the Casino Facilities. To the extent necessary, Manager shall prepare and deliver to the Company revised projections of the income and expenses for the Casino Facilities for the balance of the then current Fiscal Year and, to the extent approved by the Company, such revised projections shall become part of the Approved Budget.

(d) At the same time that Manager prepares and submits any Proposed Budget to the Company, Manager shall prepare and submit an annual summary of the estimated replacement and maintenance capital expenditures for the ensuing Fiscal Year to the Company for approval. The proposed capital expenditure budgets shall (i) include estimates of (x) expenditures for Furnishings and Equipment, (y) expenditures for capital equipment not included in Furnishings and Equipment, and (z) expenditures for renovations, alterations, and rebuilding of the Casino Facilities, and (ii) be subject to approval by the Company. Manager shall review said maintenance capital expenditure budgets with the Company. The Company may approve or disapprove of any item on such proposed budget. The Company and the Manager recognize that mutually agreeable adjustments may be made to previously approved maintenance capital expenditure budgets from time to time during any Fiscal Year to reflect the impact of unforeseen circumstances, financial constraints, or other events. The Manager agrees to promptly inform the Company and obtain the Company’s approval regarding any projects or expenditures that are reasonably anticipated to cause a material change in the Cost of Operations not in keeping with the maintenance capital expenditure budget previously approved by the Company. The Manager shall make maintenance capital expenditures in accordance with such approved maintenance capital expenditure budget.

6.2 Monthly Statements. The Manager shall be responsible for preparation of monthly financial statements and shall furnish to the Company’s designated representative financial statements identifying, for each day for which such reports are normally available, the Total Revenues and all other revenues and income of any kind or nature attributable to operation of the Casino Facilities on such day. Within twenty one (21) days after the end of each calendar month, the Manager shall provide verifiable financial statements in accordance with GAAP to the Company covering the preceding month’s operation of the Casino Facilities, including operating statements, balance sheets, income statements and statements reflecting the amounts computed to be distributed in accordance with Section 6.3. Without limiting the generality of the foregoing, such monthly financial statements shall also include (i) a profit and loss statement comparing actual results to both budget and the previous year’s actual results (if available), for both the current month and Fiscal Year to date, (ii) a summary of operating expenses and net operating income, (iii) an accounting of all inflows and expenditures relating to any reserves, (iv) a comparison of capital expenditures to the then current capital budget, (v) working capital requests (if any), and (vi) a narrative to include an executive summary and discussion of any variances from the Approved Budget with respect to such month or year to date.

6.3 Distribution of Revenues.

(a) Following the Opening Date and continuing thereafter for the remainder of the term of this Agreement, all amounts on deposit in the general operating account, net of amounts for the Costs of Operations (including interest) in accordance with the Approved Budget and required Working Capital, shall be disbursed on a monthly basis as set forth below, paid on or about the twentieth (20th) day of each calendar month for the preceding month, Such amounts shall be disbursed in the following order of priority (subject to adjustment as determined by the Company):

(i) Current principal and any other payments due on any obligations to repay funding (other than interest included in Cost of Operations) provided by a Lender in connection the Facility Loan and/or equipping of the Casino Facilities;

(ii) Repayment of any Company Loan;

(iii) Management Fees due the Manager under Section 6.3(b) below (provided that if the distribution under this subsection in any month is insufficient to fund such payment in full, the unpaid amount shall be deferred and paid under subsection (iii) below);

(iv) Payment of amounts previously payable under subsection (ii) above, but payment of which was previously deferred (including, with respect to any deferred Management Fees, interest accrued thereon at the Applicable Rate from the date on which such Management Fees and payments otherwise would have been due and payable);

(v) Any indemnification or other obligations then owing by the Company to Manager under this Agreement and not paid as Costs of Operations;

(vi) Any monthly capital replacement or other reserve contributions which have been created with the written approval of the Company; and

(vii) All remaining of such amounts deposited in the operating account shall be disbursed to the Company at the same time the Management Fees are paid to the Manager.

(b) For so long as this Agreement shall remain in effect during the term hereof and as provided for in this Agreement:

(i) As compensation for the Manager’s management services hereunder, for each Fiscal Year of the Casino Facilities operation, Manager shall be entitled to compensation equal to a monthly fee in the amount of two percent (2%) of Total Revenues commencing on the Opening Date payable on the first day of each month (“Monthly Base Fee”), plus an monthly incentive fee equal to five percent (5%) of EBITDA calculated at the end of each month and based upon the audited financial statement of the Company (“Incentive Fee”) (collectively, the “Management Fees”).

(ii) In addition to the Management Fees described above, the Manager shall also receive a one-time payment of $500,000.00 when the Company obtains a Facility Loan sufficient to proceed with the development of the Casino Facilities. This payment will be distributed to the Manager by the Company upon closing of the Facility Loan.

(c) The Manager, on behalf of the Casino Facilities, is responsible for making the disbursements from the general operating account, as contemplated by this Section 6.3, to the appropriate parties.

6.4 Annual Audit; Termination Audit.

(a) For each Fiscal Year, the Company shall cause an audit to be conducted by an independent certified public accountant from a nationally recognized accounting firm with more than five (5) years of experience in audits of gaming resort operations selected and approved by the Company and reasonably acceptable to the Manager, and on or before seventy five (75) days after the end of such Fiscal Year, such accounting firm shall issue a report (an “Annual Report”) with financial statements in accordance with GAAP with respect to the operations of the Casino Facilities during such Fiscal Year (or portion thereof in the case of the first Fiscal Year), including operating statements, balance sheets, income statements and statements reflecting the amounts computed to be distributed in accordance with Section 6.3, such Annual Report to be approved at an annual meeting to be held at a location mutually agreed upon by the Company and the Manager.

(b) Following termination of this Agreement in accordance with its terms, such accounting firm shall conduct an audit, and on or before ninety (90) days after the termination date shall issue a report (a “Termination Report”) setting forth the same information as is required in the annual report, in each case with respect to the portion of the Fiscal Year ending on the termination date.

(c) If any such Annual Report or Termination Report reveals that the amounts paid to the Company or the Manager in accordance with Section 6.3 above for the relevant period are different from the amount that should have been paid to such party based upon the provisions of this Agreement, then to the extent either party received an overpayment, such party shall pay the amount of such overpayment to the other party within twenty five (25) days after the receipt by the parties of such report, and to the extent either party was underpaid, such party shall receive a payment from the other party of the amount of such underpayment within ten (10) days after the receipt by the parties of such report.

6.5 Collection of Revenues. Manager shall use diligent efforts to collect and account to the Company for all revenues and other charges which may become due the Company at any time from occupants or others for sales or services provided in connection with or for the use of the Casino Facilities or any portion thereof. In addition, Manager shall collect and account to the Company for any income from miscellaneous services provided to occupants or the public, including restaurant income, parking income, occupant storage and coin-operated machines of all types.

ARTICLE 7

Termination/Material Breach

7.1 Termination for Material Breach.

(a) Either the Company or the Manager (the “Terminating Party”) may terminate this Agreement if the other commits or allows to be committed a Material Breach or a Material Breach with respect to the other occurs.

(b) Except as otherwise expressly set forth herein, termination is not an exclusive remedy for claims of a Material Breach, and the parties shall be entitled to other rights and remedies as may be available pursuant to the terms of this Agreement or under applicable law.

(c) For purposes of this Agreement, a “Material Breach” by or with respect to Manager is any of the following circumstances:

(i) failure of Manager to perform any obligation under this Agreement in any material respect for reasons not excused under Section 9.5 hereof (Force Majeure), and failure to cure such breach within thirty (30) calendar days after receipt of written notice from the Company identifying the nature of the breach in specific detail and its intention to terminate this Agreement; provided, however, that if the nature of such breach (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure such breach within thirty (30) days, such thirty-day period shall be extended for so long as Manager shall be using diligent efforts to effect a cure thereof, but such period shall not be so extended for more than an additional sixty (60) days (i.e., ninety (90) days in the aggregate);

(ii) commission of theft or misappropriation, fraud, felony, and other similar acts if such act is detrimental to the Casino Facilities, the act was committed by Manager or its Affiliate, or an employee or agent of Manager or its Affiliate, and the Casino Facilities are not made whole and the act is not remedied to Company’s satisfaction within thirty (30) calendar days after Company becoming aware of the offending act (with the understanding that Manager shall provide Company notice of all such offending acts within three (3) days of its becoming aware of any such incident if Company has not first provided Manager notice related thereto);

(iii) the commission of gross negligence or willful misconduct in the performance of its duties hereunder;

(iv) if Manager loses its Gaming License, commits an act that causes the Company to lose (through revocation, suspension or other similar means), or is determined to be an “unsuitable party” for purposes of either party’s Gaming License or is subject to any other determination or direction by any governmental authority by which the Company’s continuation of Manager as the manager of the Casino Facilities under this Agreement would put the Company’s Gaming License at risk of revocation, suspension, termination or similar material adverse effect, or if Manager’s Gaming License is suspended;

(v) any representation or warranty made by the Manager pursuant to Section 9.9 proves to be false or erroneous in any material respect when made;

(vi) Manager’s bankruptcy (whether voluntary or involuntary) or placement into receivership of Manager;

(d) For purposes of this Agreement, a “Material Breach” by or with respect to the Company is any of the following circumstances:

(i) failure of the Company to perform any obligation under this Agreement in any material respect for reasons not excused under Section 9.5 hereof (Force Majeure) and failure to cure such breach within thirty (30) calendar days after receipt of written notice from the Manager identifying the nature of the breach in specific detail and its intention to terminate this Agreement; provided, however, that if the nature of such breach (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure such breach within thirty (30) days, such thirty-day period shall be extended for so long as the Company shall be using diligent efforts to effect a cure thereof, but such period shall not be so extended for more than an additional sixty (60) days (i.e., ninety (90) days in the aggregate); or

(ii) commission of theft or misappropriation, fraud, felony, and other similar acts if such act is detrimental to the Casino Facilities and the act was committed by Company or its Affiliate, or an employee or agent of Company or its Affiliate and the Casino Facilities are not made whole and the act is not remedied to Manager’s satisfaction within thirty (30) calendar days after Manager becoming aware of the offending act (with the understanding that Company shall provide Manager notice of all such offending acts within three (3) days of its becoming aware of any such incident if Manager has not first provided Company notice related thereto);

(iii) the commission of gross negligence or willful misconduct in the performance of its duties hereunder;

(iv) if Company loses its Gaming License, commits an act that causes the Manager to lose (through revocation, suspension or other similar means), or is determined to be an “unsuitable party” for purposes of either party’s Gaming License or is subject to any other determination or direction by any governmental authority by which the Company’s continuation of owner of the Casino Facilities would put the Manager’s or Gaming Facility’s Gaming License at risk of revocation, suspension, termination or similar material adverse effect, or if Company’s Gaming License is suspended;

(v) any representation or warranty made by the Company pursuant to Section 9.10 proves to be false or erroneous in any material respect when made; and

(vi) Company’s bankruptcy (whether voluntary or involuntary) or placement into receivership of Company.

(e) Any final notice of termination hereunder shall be in writing detailing the reason the Terminating Party considers the Material Breach not to be cured and must be delivered to the other party before such termination becomes effective.

7.2 Mutual Consent or Failure to Fund $10,000,000.

(a) This Agreement may be terminated at any time upon the mutual written consent and approval of the Company and the Manager.

(b) This Agreement may be terminated by Company upon the failure of Lakes Florida Development, LLC or an Affiliate of Manager Parent to fund a total of $10,000,000 to Company as a capital contribution.

7.3. Sale of Company. In the event the Company merges or consolidates with an unaffiliated company, or the Company sells its outstanding stock, or all or substantially all of its assets (“Sale Event”), this Agreement shall terminate on the date of closing of such Sale Event.

7.4 Involuntary Termination Due to Changes in Law.

(a) Subject to the terms and provisions of this Agreement, the Company and the Manager agree to use commercially reasonable efforts to conduct gaming activities in accordance with this Agreement and to ensure that such activities and this Agreement conform to and comply with all Legal Regulations.

(b) In the event of any change in state or federal law that results in a final determination by a Designated Court that this Agreement is unlawful, the Company and the Manager shall each use good-faith commercially reasonable efforts to amend this Agreement in a mutually satisfactory manner which will comply with the change in applicable laws and not materially change the rights, duties and obligations of the parties hereunder. In the event such amendment cannot be legally effected following exhaustion of all such good-faith commercially reasonable efforts (including the lapse of all legal proceedings and appeal periods without favorable results), performance of this Agreement shall be automatically suspended effective upon the date that performance of this Agreement becomes unlawful by such final determination, and either party shall have the right to terminate this Agreement upon written notice to the other party.

7.5 Other Rights upon Expiration or Termination; Ownership of Assets and Repayment of Obligations on Termination.

(a) Following expiration or earlier termination of this Agreement for any reason:

(i) As between the Manager and the Company, the Company will retain full ownership of the Casino Facilities, the Furnishings and Equipment and its assets and all assets of the Casino Facilities (including the Casino, all plans and specifications therefor, and any equipment, books and records, materials or furnishings therein the acquisition of which constituted Costs of Operations).

(ii) Whether such termination was voluntary or involuntary, the Company shall have the obligation to pay any unpaid Management Fees to the extent accruing and attributable to any period prior to the expiration or earlier termination of this Agreement, which obligation shall survive the expiration or earlier termination of this Agreement.

(iii) The Surviving Obligations shall survive expiration or earlier termination of this Agreement.

(iv) In the event of the expiration of the term or the termination of this Agreement for any reason, Manager shall cooperate with the Company in the orderly transition of management of the Casino Facilities, and shall provide the Company or its designee prior to the expiration or termination with any and all books, records, documents, contracts, and all other information relating to the Casino Facilities, whether such information shall be in electronic, hard copy or any other form.

7.6 Notice of Termination. In the event of a proposed termination pursuant to this Article, the Company shall provide notice of the termination to the Florida Gaming Commission or other appropriate Governmental Authorities within ten (10) days after the termination if and to the extent the Company reasonably determines that such notice is required under applicable law.

7.7 Cessation of Gaming at the Casino.

(a) If, during the term of this Agreement, the level or type of the gaming operations legally permitted at the Casino Facilities as of the Effective Date cannot be lawfully conducted at the Casino Facilities by reason of the application of any legislation or court or administrative agency order or decree adopted or issued by a governmental entity having the authority to do so, such gaming shall be discontinued as of the effective date of the legislation, order or decree; and the Manager shall, within sixty (60) days after such legislation, order or decree becomes effective, elect one of the following three options:

(i) Suspend the term of this Agreement until such date on which such gaming at the Casino Facilities becomes lawful again (during which period the term of the Agreement will be tolled until such gaming at the Casino Facilities becomes lawful again and can be recommenced operationally or the Company and the Manager mutually agree otherwise); or

(ii) Suspend the term of this Agreement until such date on which such gaming at the Casino Facilities becomes lawful again (during which period the term of the Agreement will be tolled until such gaming at the Casino Facilities becomes lawful again and can be recommenced operationally at the Casino Facilities or the Company and the Manager mutually agree otherwise), and with the prior approval of the Company (which approval shall not be unreasonably withheld), use the Casino Facilities for any other lawful purpose pursuant to a use agreement containing terms reasonably acceptable to the Manager and the Company; or

(iii) Terminate this Agreement, whereupon this Agreement shall terminate and of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.

The Manager shall give Company written notice of the Manager’s election within such sixty-day period. If the Manager elects to suspend the term of this Agreement under this Section 7.6 (a)(i) or (ii) above, the Manager shall have the right (but not the obligation) to reinstate this Agreement within ten (10) days after the date on which gaming becomes lawful. The Manager may exercise such right by giving Manager written notice of such reinstatement within said 10-day period after the date on which gaming becomes lawful.

(b) If, during the term of this Agreement, the Casino Facilities or any portion thereof is damaged by casualty or other occurrence or taken by eminent domain or similar proceedings to the extent, as reasonably determined by the Manager, that the level or type of the gaming operations conducted at the Casino Facilities as of the Effective Date cannot be conducted at the Casino Facilities, the Manager shall elect one of the following two options:

(i) suspend the term of this Agreement pending repair, restoration or reconstruction of the Casino Facilities (during which period the term of the Agreement will be tolled until such gaming can again be conducted at the Casino Facilities or the Company and the Manager mutually agree otherwise), and arrange for such repair, restoration or reconstruction; or

(ii) terminate this Agreement, such termination to be effective on the sixtieth (60th) day after written notice of termination shall have been delivered to Manager, whereupon this Agreement shall terminate and of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.

The Manager shall give Company written notice of the Manager election under subsection within sixty (60) days after such casualty or occurrence. The Company alone has the authority to submit, adjust and settle, on behalf of the Company, all insurance claims associated with the casualty or occurrence and conduct and settle or otherwise resolve any condemnation proceedings; provided, however, that the Manager shall cooperate with the Company’s efforts in such regard and assist in the preparation of any submissions.

(c) If for any reason either the Company, Manager or the Casino, as applicable, fails to obtain or loses its Gaming License(s) or any other governmental or quasi-governmental permits, licenses, approvals or certificates under any applicable Legal Requirements required to operate the Casino, the Company or Manager shall have the right to terminate this Agreement upon written notice to the other party, whereupon this Agreement shall terminate and be of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination, unless such failure or loss arose out of or resulted from a Material Breach by the party providing notice of termination (in which event Section 7.1(b) hereof shall apply).

7.8 Cumulative Remedies. All rights or remedies of the Company or the Manager under this Agreement shall be cumulative and may be exercised singularly in any order or concurrently, at such party’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar to the exercise or enforcement of any other right or remedy.

7.9 PUNITIVE DAMAGES WAIVER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, IN ANY ARBITRATION, LAW SUIT, LEGAL ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE CASINO FACILITIES, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHTS TO ANY PUNITIVE, EXEMPLARY, OR TREBLE DAMAGES, AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO. THE WAIVER OF PUNITIVE, EXEMPLARY OR TREBLE DAMAGES SHALL NOT APPLY WITH RESPECT AMOUNTS PAYABLE TO THIRD PARTIES UNDER THE INDEMNIFCATION PROVISIONS OF ARTICLE 8 BELOW.

ARTICLE 8

Release and Indemnity

8.1 Third-Party Claims. Except as provided for in Sections 8.2 and 8.3 below, the Company shall not be entitled to recover from, and expressly releases, the Manager, its agents, directors, officers, employees and Affiliates, and the Manager shall not be entitled to recover from, and expressly releases, the Company and its respective agents, directors, officers, employees and Affiliates, from or for any third-party damages, claims, causes of action, losses and expenses of whatever kind or nature, including attorneys’ fees and expenses incurred in defending such claims, in connection with the lawful operation of the Casino Facilities in accordance with the terms of this Agreement; and such claims, damages, losses or expenses (including attorneys fees) shall be considered Costs of Operations and shall be paid as incurred.

8.2 Indemnity from the Manager. Notwithstanding Section 8.1, the Manager shall upon request indemnify and hold the Company and its respective agents, directors, officers, employees and Affiliates harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending such claims, resulting from the gross negligence or willful or criminal misconduct of the Manager or any Affiliate of Manager or their respective officers or directors of in connection with the Manager’s performance of this Agreement (including any breach of this Agreement), and no such losses or expenses to the extent paid by Manager shall be considered Costs of Operations.

8.3 Indemnity from the Company. Notwithstanding Section 8.1, the Company shall upon request indemnify and hold the Manager, its agents, directors, officers, employees and Affiliates harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending such claims, resulting from the gross negligence or willful or criminal misconduct of the Company or any Affiliate of the Company (other than Manager and its Affiliates) or their respective officers or directors in connection with the Company’s performance of this Agreement (including any breach of this Agreement) and no such damages, losses or expenses shall be considered Costs of Operations.

8.4 Indemnity Against Unauthorized Debt and Liabilities. Neither this Agreement nor its performance (a) creates or implies a partnership between the Manager and the Company, or (b) authorizes the Company to act as agent for the Manager, or, except to the extent expressly provided herein, the Manager to act as agent for the Company. The Manager hereby agrees to indemnify and hold the Company harmless from any third-party claims, actions and liabilities, including reasonable attorneys’ fees, on account of obligations or debts of the Manager or the Company that the Manager is not authorized to undertake pursuant to the terms of this Agreement. The Company agrees to indemnify and hold the Manager harmless from any third-party claims, actions and liabilities on account of any of the separate obligations or debts of the Company that are not authorized Costs of Gaming Operations pursuant to this Agreement.

ARTICLE 9

Miscellaneous

9.1 Assignment and Subcontractors.

(a) Manager shall not assign this Agreement or delegate its duties hereunder, in whole or in part, without the express prior written consent of the Company. For purposes of this Agreement, any change in or any sale, conveyance, transfer or other disposition, whether voluntarily, involuntarily or otherwise, of the ownership interests in or substantially all the assets of Manager Parent shall not be deemed to be an assignment hereunder.

(b) The Company may assign its rights and obligations under this Agreement at any time, without the consent of Manager; provided however, that the Company shall notify Manager in writing of any such assignment at least thirty (30) days in advance thereof and any transfer or assignment of this Agreement by the Company shall include an express assumption by the transferee or assignee of the Company’s obligations hereunder and provided further than such transferee or assignee is either the purchaser, lessee or other transferee of all or substantially all of the Casino Facilities or an Affiliate of the Company (provided, however, nothing herein shall restrict the Company from assigning this Agreement to any Lender as security or otherwise as contemplated in any of the Control Agreements). For purposes of this Agreement, any change in, or any sale, conveyance, transfer or other disposition of, whether voluntarily, involuntarily or otherwise, the direct or indirect ownership interests in the Company resulting in a change in control of the Company shall be deemed to be an assignment hereunder.

(c) Any assigning party engaging in a permitted assignment described above shall, and shall cause its assignee, to execute and deliver to the other party such assignment and assumption agreements together with evidence of the due authorization, execution, delivery and enforceability of such assignment documents as may be reasonably requested. Any attempted assignment or subcontracting without any consent and approval, to the extent such consent and approval is required hereunder, shall be void. Subject to the preceding requirements, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

9.2 Notices. Any notice, consent or any other communication permitted or required by this Agreement shall be in writing and shall be effective on the date sent and shall be delivered by personal service, via telecopier with reasonable evidence of transmission, express delivery or by certified or registered mail, postage prepaid, return receipt requested, and, until written notice of a new address or addresses is given, shall be addressed as follows:

If to the Company:

Harris Friedman, Manager

Dania Entertainment Center, LLC

425 North Federal Highway

Hallandale, Florida 33009

If to the Manager:

Timothy J. Cope

President/CFO

Lakes Entertainment, Inc.

130 Cheshire Lane

Minnetonka, MN 55305

With a copy to:

Gregory J. Blodig, Esq.

Greenspoon Marder, P.A.

100 W. Cypress Creek Road

Suite 700

Fort Lauderdale, Florida 33309

and

Damon E. Schramm

Vice President – General Counsel

Lakes Entertainment, Inc.

130 Cheshire Lane

Minnetonka, MN 55305

9.3 Amendments. This Agreement may be amended only by written instrument duly executed by all of the parties hereto and with any and all necessary regulatory approvals previously obtained.

9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by telecopier or other facsimile or electronic mail transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

9.5 Force Majeure. No party shall be in default in performance due hereunder if such failure or performance is due to causes beyond its reasonable control, including acts of God, war, terrorism, fires, floods, or accidents causing damage to or destruction of the Casino Facilities or property necessary to operate the Casino Facilities, or any other causes, contingencies, or circumstances not subject to its reasonable control which prevent or hinder performance of this Agreement; provided, however, that the foregoing shall not excuse any obligations of the Company or any other Affiliate of the Company to make monetary payments to the Manager or any Affiliate of the Manager as and when required hereunder.

9.6 Time is Material. The parties agree that time is of the essence and the time and schedule requirements set forth in this Agreement are material terms of this Agreement.

9.7 Further Assurances. The parties hereto agree to do all acts and deliver necessary documents as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

9.8 Severability. In the event that any provision of this Agreement is, by final order of a Designated Court or Governmental Authority, held to be illegal or void, the validity of the remaining portions of this Agreement shall be enforced as if this Agreement did not contain such illegal or void clauses or provisions, and the parties shall use commercially reasonable efforts to negotiate an amendment to this Agreement which will comply with the judicial order and maintain the originally contemplated rights, duties and obligations of the parties hereunder.

9.9 Representations and Warranties of the Manager. The Manager hereby represents and warrants as follows:

(a) This Agreement has been duly authorized, executed and delivered by the Manager and constitutes a valid and binding obligation, enforceable against the Manager in accordance with its terms.

(b) The execution and delivery of this Agreement by Manager, the performance by the Manager of its obligations hereunder and the consummation by the Manager of the transactions contemplated hereby will not violate any contract or agreement to which the Manager or any Affiliate of Manager is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, or local court or require any regulatory approval beyond those contemplated herein.

(c) The Manager has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated by Agreement.

(d) The Manager has been validly formed and is in good standing as a corporation, partnership, limited liability company or other lawful entity, as the case may be and is and shall remain qualified to do business in the State of Florida during the term of this agreement.

(e) Notwithstanding anything herein to the contrary, the parties hereto acknowledge that Manager has not yet been found suitable or obtained the necessary licensure from the Florida Gaming Commission. Manager represents and warrants that it will obtain all licenses necessary to provide the management services as contemplated under this Agreement prior to the Opening Date.

9.10 Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation, enforceable against the Company in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not violate any contract or agreement to which the Company or any Affiliate of the Company is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, or local court or require any regulatory approval beyond those contemplated herein.

(c) The Company has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated by Agreement.

(d) The Company has been validly formed and is in good standing as a corporation, partnership, limited liability company or other lawful entity, as the case may be.

9.11 Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State (without regard to its conflict of laws provisions) and applicable federal laws.

9.12 Entire Agreement. This Agreement, including all exhibits, represents the entire agreement between the parties and supersedes all prior agreements relating to management of gaming and ancillary operations conducted by the Company at the Casino Facilities.

9.13 No Partnership or Joint Venture; Limited Agency. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership or joint venture between the Company, its successors or assigns, and Manager, its successors or assigns. Manager shall act as an independent contractor with the limited powers of agency expressly authorized by the Company in this Agreement (which agency shall not be coupled with an interest) and, in exercising such powers of agency, Manager shall be an agent of the Company solely for the purpose of performing the applicable management functions for the Company within the scope of this Agreement. This Agreement does not create in Manager any interest in the Casino Facilities, including any of the Furnishings and Equipment.

9.14 Approvals. Whenever pursuant to this Agreement, the Company exercises any right given to it to approve or disapprove or to provide or withhold consent, or any arrangement or term is to be satisfactory or acceptable to the Company, all such decisions, directions and determinations made by the Company shall be reasonably made and not unduly withheld or delayed, except as otherwise expressly provided for in this Agreement, and shall be final and conclusive.

9.15 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the parties and their respective successors and permitted assigns, and (ii) any indemnitee to the extent such indemnitee is expressly granted certain rights of defense and indemnification in this Agreement.

9.16 Non-disclosure. The parties agree not to divulge to third parties the terms of this Agreement or any other proprietary or confidential information exchanged between the parties pursuant to or in connection with this Agreement, unless (i) the information is required to be disclosed pursuant to judicial order or Legal Requirements, (ii) the information is at the time of disclosure already in the public domain through no fault of such party, or (iii) unless mutually agreed. This prohibition shall not apply to disclosures by either party to their attorneys, accountants, potential Lenders or other professional advisers, or disclosure by the Manager or the Company to their respective Affiliates (provided that the Company and the Manager shall cause their respective Affiliates to comply with the terms of this Section). Notwithstanding anything herein to the contrary, the disclosure restrictions shall not prohibit the Manager making any filings in compliance with federal or state securities laws as it deems legally necessary.

ARTICLE 10

Dispute Resolution

10.1 Disputes Between the Company and the Manager. Except as provided in Section 10.2, disputes between the Manager and either the Company with respect to this Agreement or a party’s performance hereunder shall be resolved by the following dispute resolution process:

(a) The parties shall use their best efforts to settle the dispute. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a mutually satisfactory just and equitable solution.

(b) If the parties do not reach such a solution within ten (10) days after the initiation of such consultation and negotiation, then any party to such dispute may, by written notice to the others, require such dispute to be settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules in effect at the time of submission. Notwithstanding any such provision to the contrary, (i) the question whether such dispute is arbitrable shall be a matter for binding arbitration by the arbitrators, such question shall not be determined by any court and, in determining any such question, all doubts shall be resolved in favor of arbitrability, and (ii) discovery shall be permitted in accordance with the Federal Rules of Civil Procedure, subject to supervision as to scope and appropriateness by the arbitrators. Unless the parties otherwise agree to in writing, arbitration proceedings shall be held in Ft. Lauderdale, Florida.

(c) The arbitration proceedings shall be conducted before a panel of three neutral arbitrators, all of whom shall be currently licensed attorneys, actively engaged in the practice of law for at least ten (10) years, one of which shall have five (5) years of experience in the gaming industry. The arbitrator selected by the claimant and the arbitrator selected by respondent shall, within ten (10) days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, the parties or their attorneys may request the American Arbitration Association to appoint the third neutral arbitrator.

Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality. Any arbitration proceeding held in connection with any dispute with respect to the this Agreement may be consolidated with any other arbitration proceeding involving the Manager, any Affiliate of Manager, the Company, or any other Affiliate of the Company.

(d) Any arbitration award shall be in writing signed by each of the arbitrators, state the basis for the award, and set forth in reasonable detail its findings of fact and law and the basis for the determination of the award form and amount.

(e) Except to the extent such enforcement will be inconsistent with a specific provision of this Agreement, arbitration awards made pursuant to this Article 10 shall be enforceable in state or federal court under any applicable federal or state law governing the enforcement of arbitration awards. In addition to any basis for appeal stated in any applicable law governing the enforcement of arbitration awards, a party to the arbitration may appeal an arbitration award on the basis that the arbitrator or arbitrators incorrectly decided a question of law in making the award, or the award was made in an arbitrary or capricious manner or in manifest disregard of the factual evidence.

(f) Any party to an arbitration shall have the right to seek and obtain a court order from a Designated Court requiring that the circumstances specified in the order be maintained pending completion of the arbitration proceedings, to the extent permitted by applicable law.

(g) Judgment on any arbitration award may be entered in any Designated Court. The arbitrators shall not have the power to award punitive, exemplary or consequential damages, or any damages excluded by or in excess of any damage limitations expressed in this Agreement.

(h) In the event that a dispute submitted to arbitration under this section involves the right of the Manager to continue to receive compensation under Section 6.3, then any compensation which is asserted to be due to the Manager during such dispute shall, if not paid to the Manager, be deposited into an interest-bearing escrow account. The documentation governing such escrow account shall be in form and substance acceptable to the Manager, but in any event shall grant the Manager a perfected first priority security interest in such account. Funds so deposited shall be released to the Manager upon an arbitration award being issued in its favor; provided that, upon final conclusion of such arbitration or agency administrative or judicial appeal, any portion of such escrowed funds not expressly awarded to the Manager shall be immediately released unconditionally to the Company.

Notwithstanding the foregoing provisions of this Section 10.2, any party may file an action in a Designated Court for an equitable remedy at any time.

10.3 Collection of Debt. Notwithstanding anything in Section 10.1 to the contrary, the arbitration requirement does not limit, restrict or prohibit, and the Manager and any Affiliate of the Manager may commence a civil action in any Designated Court against the Company or any other Affiliate of the Company to collect sums of money due to the Manager or any Affiliate of the Manager.

10.4 Confidentiality. Except as required by state or federal law, including but not limited to, reporting requirements imposed on publicly traded companies, each of the parties agrees that all non-public information exchanged between the parties with respect to the operation of the Casino Facilities shall be kept confidential by each party and only disclosed to that party’s legal counsel, accountants, financial advisors, Lenders or as reasonably required to be disclosed in connection with the operation of the Casino Facilities. This confidentiality obligation shall survive the termination of this Agreement for a period of one (1) year.

10.5 Exclusivity. During the term of this Agreement, Manager, Manager Parent or any of their Affiliates shall not develop, operate, manage, or consult with any casino gaming operation within a 50-mile radius of the Casino Facilities; provided, however, that this Section shall not apply to any passive investments made by Manager in such casino gaming operation. A violation by Manager, Manager’s Parent or any of their Affiliates shall be deemed a material default of Manager under this Agreement.

10.6 Work Product. For purposes of this Section, “work product” means any inventions, technology, discoveries, concepts, ideas (whether patentable or not), copyrights, trademarks and service marks relating to any present or perspective activities of the Casino Facilities. Manager agrees that all rights in Work Product produce by Manager during the term of service for Company pursuant to this Agreement shall be the property of Company and Manager hereby assigns and agrees to assign to Company all of its rights to work product and to any application for United States and Foreign letters of patent, marks and copy rights and to resulting letters of patent, copyrights and marks with respect thereto. the Company’s request, Manager shall execute such documents and provide such assistance as may be deemed necessary by Company to apply for United States and Foreign Letter of patents, marks and copyrights on or related to the work product. Manager shall not have the right or privilege to use such work product except through the operation of the Company. For purposes of clarity, it is agreed that the term “work product” of Manager shall not include Manager IP.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the above written date.

DANIA ENTERTAINMENT CENTER, LLC		LAKES FLORIDA CASINO MANAGEMENT, LLC

By:	/s/ Harris Friedman	By:	/s/ Timothy Cope

Its:	Manager	Its:	Manager

EXHIBIT A TO MANAGEMENT AGREEMENT

LEGAL DESCRIPTION

EXHIBIT B TO MANAGEMENT AGREEMENT

DEVELOPMENT SERVICES

1.1 This Exhibit is intended to, and shall, govern all work and services provided by Manager and all work and consulting services provided by the Manager for the Development Project (defined below), whether initiated or performed prior or subsequent to the execution of the Agreement.

1.2 As provided in greater detail throughout this Exhibit, Manager has been retained by the Company to advise and assist the Company in connection with the development, design, construction and commissioning of the Casino Facilities for use as a Casino and the selection, acquisition and installation of Furnishings and Equipment (the “Development Project”), including the following:

(a)	consult, assist and advise the Company in the development of the Project Budget and the Project Schedule (each as defined herein), as well as the delineation of the scope and nature of work on the Development Project;

(b)	consult, assist and advise the Company in assessing and monitoring the pre-construction costs and schedule for the purpose of facilitating the performance and completion of the Development Project within the time and budgetary limitations established as provided herein;

(c)	consult, assist and advise the Company in the selection and acquisition of Furnishings and Equipment;

(d)	consult, assess and monitor costs incurred on the Development Project for compliance with the Project Budget;

(e)	consult, assess and monitor the construction on the Development Project for compliance with the design documents, the project schedule and the construction contracts;

(f)	perform such additional consulting services as may be reasonably requested.

1.3 Manager shall not be responsible for the acts and/or omissions of the Company’s contractors and/or other persons performing work on the Development Project that are not employed by or on behalf of Manager. Manager shall have no responsibility pursuant to this Exhibit for design errors, omissions or inconsistencies committed by Architect or any engineer employed by the Company to design the Development Project. Any claims against Manager for such acts or omissions shall be subject to the indemnification provisions in Article 8 herein.

EXHIBIT “B” TO

CONVERTIBLE PROMISSORY NOTE

Company will not take the following actions without the consent of Lakes until Close or until it is determined that the Close will not occur:

(a)	creating any new class of Interests or altering any Membership Rights under the Agreement;

(b)	a sale of all or substantially all of the assets of the Company;

(c)	the authorization or approval of a merger, consolidation or a material change in the capital structure (including the Initial Contributions or reclassification of membership units) of the Company;

(d)	any amendment to the Articles or the Agreement;

(e)	Approval of the annual operating budget of the Gaming Facility; and

(f)	Approval of the annual capital budget of the Company.

(g)	Any decision that materially affects the development or operations of the Project;

(h)	The hiring of the general manager and chief financial officer of the Gaming Facility.

(i)	Enter into any contract, agreement or other binding relationship for which the Company is not receiving full and fair consideration and/or which is between the Company and an Affiliate of any Member and/or member of a Member (including, but not limited to any Management Agreement, Construction Agreement, and/or Development Agreement;

(j)	Make, execute or deliver any contract to sell, bill of sale, deed, mortgage, or lease, relating to any Company assets, or its respective interest therein (except for sales of inventory in the ordinary course of business, if applicable);

(k)	Possess Company property or assign the right of the Company to specific property other than for a Company purpose;

(l)	Make, execute or deliver any general assignment for the benefit of creditors;

(m)	Assign, transfer, pledge, compromise, or release any claim of the Company except for full payment, or arbitrate or consent to the arbitration of any disputes or controversies;

(n)	Incur obligations on behalf of the Company which are 10 percent or more of the amount that had previously been approved in the most recent annual Budget;

(o)	Employ and establish the compensation payable to relatives of any of the parties hereto;

(p)	Confess a judgment against the Company;

(q)	Create any personal liability for any party other than the personal liability to which any party may have agreed to in writing;

(r)	Loan any money or extend the credit of the Company to another other than in the ordinary course of business;

(s)	Cause or permit the Company to engage in any business or activity unrelated to its regular activities;

(t)	Do any other act set forth in this Agreement which requires the consent of another or all of the parties hereto, without first having obtained such consents; or

(u)	Borrow any money from the Company.